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                                                                EXHIBIT 10.31

                                  CONFIDENTIAL



       SOFTWARE DISTRIBUTION AGREEMENT BETWEEN MULTICOSM LTD ["Supplier"]
                   AND XYBERNAUT CORPORATION ["Distributor"]


1 INTRODUCTION


1.1 This is an agreement for MULTICOSM LTD to supply software products to XYBERNAUT CORPORATION and to permit XYBERNAUT CORPORATION to act as an authorized distributor and to license such software products to end-users.


2 DEFINITIONS

As used in this Agreement, the following definitions shall apply:

2.1 "Agreement" shall mean this Agreement between Supplier and Distributor.

2.2 "Confidential Information" shall mean any information relating to or disclosed in the course of the Agreement, which is designated by the disclosing party to be confidential or proprietary to the disclosing party. "Confidential Information" shall not include information (a) already lawfully known to the receiving party, (b) disclosed in published materials, (c) generally known to the public, or (d) lawfully obtained from any third party authorized by the disclosing party to distribute the said information.

2.3 "Customer(s)" shall mean persons or entities that license Products from Distributor for their own business, commercial or personal use, but not for OEM sales or other re-marketing, time-sharing or service bureau use.

2.4 "Customer Agreement" shall mean a written license agreement between Distributor and a Customer relating to the Product(s).

"Distributor" shall mean Xybernaut Corporation of Fairfax, Virginia, USA.

"Supplier" shall mean Multicosm, Ltd of Southampton, England.

2.7 "Distributor Discount Schedule" shall mean a list of applicable distributor discounts from the license fees stated on Retail License Fee List. The present Distributor Discount Schedule is attached as Schedule A attached to this Agreement.

2.8 "Delivery Date" for any Product shall mean the date that Distributor has shipped the Product to a Customer.

2.9 "Documentation" shall mean written or printed materials, and materials in non-software media, accompanying a Product.

2.10 "Effective Date" shall mean the date upon which both parties have signed this Agreement.

2.11 "License Fee" shall be the amount payable from Distributor to Supplier for a license of the Product(s) in





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accordance with the terms of this Agreement.


2.12 "Primary Support" shall mean any of or all of the following services to be provided by Distributor to Customers, more specifically addressed in Schedule E (still to be negotiated in good faith by Supplier and Distributor):

       2.12.1 Providing the Customer with a reasonable level of assistance in installing the Product(s).

       2.12.2    Providing the Customer with a reasonable level of training.

       2.12.3 Providing technical advice to the Customer on using the Product(s) by means of telephone or on-line support.

       2.12.4 When a Customer reports a software error, accessing Supplier's error tracking system to determine whether the error matches an error previously reported and whether a software patch, a change to the current version of the Product, or other recommendation has been identified as a response to the error.

       2.12.5 Providing the Customer a reasonable level of assistance in installing any available software patch or version of the Product or in implementing any recommendation or solution to deal with software errors.

       2.12.6 With regard to software errors not matching those in Supplier's error tracking system, acquiring and using tools required to acquire diagnostic reports, memory dumps, and other materials, and providing and employing such diagnostic services as may be required by the circumstances or requested by Supplier to aid in resolution of software errors.

       2.12.7 Providing such other assistance to Supplier in dealing with Product errors as Supplier may request.

       2.12.8 Providing Customer assistance in implementing fixes or recommendations as implemented by Secondary Support.

2.13 "Product" or "Products" shall consist of computer software of Supplier's Product Specialization as specified in Supplier's Retail License Fee List attached as Schedule B, as it may be in effect from time to time including new versions, updates, patches and enhancements. Such Products shall consist of packages including software on diskette, tape, CD-ROM, or other computer media, Documentation, and such other materials for the user as Supplier may include.

2.14 "Retail License Fee List" shall mean Supplier's list of available Products and suggested (and non-binding) retail license fees to be charged by Distributor for such products. Such list is subject to change by mutual agreement. A copy of Supplier's current suggested Retail License Fee List, relating to the Products, current as of the Effective Date, is attached as Schedule B. All fees actually charged by Distributor to customer will be solely determined by Distributor.

2.15 "Secondary Support" shall mean the following services to be provided by Supplier to Distributor, more specifically addressed in Schedule E (still to be negotiated):

   2.15.1 Using best efforts to modify the Products to correct, fix, or circumvent errors, and modifying Documentation, as Supplier shall deem appropriate, to respond to reported errors.

   2.15.2 Using reasonable efforts to assist Distributor in providing Primary Support.





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   2.15.3        In the discretion of Supplier, providing updates,
   enhancements, and new versions of the Products.

2.16 "Software Support Fee" shall be the amount payable from Distributor to Supplier on a periodic basis in exchange for the provision of Secondary Support from Supplier to Distributor and as a precondition for Distributor to supply Primary Support to a Customer for a Product, as defined in Schedule B.

2.17 "Supplier's Product Specialization" shall mean Products produced by Supplier in the field of voice-activated open hypermedia, that is to say the deployment of hypertext technology in extensible voice-activated products handling industry-standard data types including multimedia support.

2.18 "Supported Products" shall consist of Products for which Supplier is currently supplying software support and maintenance as listed from time to time in Supplier's Supported Products List. A copy of Supplier's Supported Products List is attached as Schedule C.

2.19 "Territory" shall mean the United States of America, its possessions, territories and the Commonwealth of Puerto Rico, Canada and those countries in which Distributor is directly or indirectly conducting business.

2.20 "Trademarks" shall mean those trademarks which Supplier has registered or is in the process of applying for in any of the countries comprising Territory at any time during the term of this agreement.


3 DISTRIBUTOR'S REPRESENTATIONS

3.1 Distributor represents that it has skill and expertise in computer and software licensing, installation, and marketing, and that it also has sufficient qualified staff and sufficient financial resources to carry out all of its obligations under this Agreement.

3.2 Supplier represents that it has skill and expertise in computer and software licensing, installation, and marketing, and that it also has sufficient qualified staff and sufficient financial resources to carry out all of its obligations under this Agreement.


4 FINANCIAL QUALIFICATION OF DISTRIBUTOR

4.1 Distributor shall at all times maintain a good credit rating and sound financial condition. Financial statements will be publicly available quarterly when issued to the public in accordance with applicable securities laws. Failure to comply with this provision shall be a material breach of the Agreement which, in Supplier's discretion, shall be grounds for termination.

4.2 Supplier shall at all times maintain a good credit rating and sound financial condition. Financial statements shall be supplied to Distributor upon reasonable request. Failure to comply with this provision shall be a material breach of the Agreement which, in Distributor's discretion, shall be grounds for termination.


5 GRANT OF LICENSE

5.1 During the term of this Agreement, Supplier appoints Distributor to sell and license Products in unaltered form to Customers, subject to the provisions of Section 7 below.





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5.2      Distributor may grant licenses to Customers only under a valid agreement containing substantially the same terms as those set forth in Supplier's form of Customer Agreement, as it may be in effect from time to time. Supplier's current form of Customer Agreement is attached as Schedule D. Distributor has the right to extend to any of its future partners and/or resellers the same rights for sale of the Product as currently apply to Distributor. Distributor will inform Supplier of any such circumstances under which these rights might be extended. Supplier reserves the right to modify the Customer Agreement, or to specify that differing forms of Customer Agreement shall be used with some of the Products. Supplier reserves the right to specify that certain Products shall be supplied to Customer subject to restrictions to be stated in the Customer Agreement forms, on field of use, number of users or concurrent users, or subject to other restrictions or terms. However, Distributor shall have the right to set all prices charged to Customers subject to the provisions of 9.5 of this agreement.

5.3 Supplier grants to Distributor a non-exclusive right and license to use its Trademarks for the purpose of marketing the Products only: (1) in signs and stationery of Distributor indicating its status as an authorized distributor, (2) in such marketing materials as Supplier may choose to supply to Distributor, and (3) in such advertising and other uses as Supplier may authorize in writing. Distributor may not use the Trademarks in connection with any goods other than those of Supplier. Except as expressly authorized in writing by Supplier, Distributor agrees that no other uses of Supplier's Trademarks are authorized. Policing of Supplier's Trademarks and infringement thereof will be the sole responsibility of the Supplier.

5.4 No ownership right is granted to any intellectual property relating to the Products or Trademarks, except those rights which are negotiated by Distributor prior to any full or partial funding of future products or product enhancements. No right is granted for Distributor to copy or alter the Products, except in cases where distributor has contributed a substantial portion of monies for the creation of a Product(s). Distributor has the right to use, distribute, rent, lease, lend, supply, or market the Products as provided for in this Agreement. Distributor may not decompile, disassemble, or reverse engineer the Products. Distributor may use any speech support code from this Product in other products created by the Distributor as the Distributor reasonably sees fit. Supplier retains no right nor shall have any claim to products created by the Distributor using said code.

5.5 Distributor will not be held liable for any infringement suits that arise from use of this product. Supplier will be subject to any such claims because the base technology belongs to Supplier. Supplier will defend at its expense any action brought against Distributor which alleges that Products or services supplied by Supplier infringe on any patent, copyright, Trademark or any other proprietary right, and Supplier will pay any costs and damages that are attributed to such actions. In addition, Supplier agrees to carry sufficient product liability insurance to cover any damages assessed against Distributor or its customer because of Product-caused personal or property damage.

5.6 Both parties agree that any intellectual property arrived at through joint collaboration, when this has been so negotiated and agreed in advance, shall be shared equally and owned by both parties hereto, and that revenues generated by the sale of such property shall be on an equal basis unless other agreement is reached.


6 DISTRIBUTOR'S OPTION ON NEW PRODUCTS

6.1 If Supplier develops and markets new products within Supplier's Product Specialization, Supplier will give Distributor the option, exercisable within thirty (30) days after notice, to distribute such new products on the same terms and conditions as are applicable to Products under the same provisions as stated in 9.5 of this agreement, unless other mutually agreeable terms are reached.


7 RESTRICTION TO OEM MARKETING

7.1 Distributor represents that it wishes to exercise the right to rename Products when licensing said Products





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to Customers.  Distributor presently plans to rename "Microcosm Plus with
Voice" as "linkAssist", and will have the option of using Supplier's Trademark as per 5.3 or other Trademark as it deems appropriate.


8 INITIAL FEE

8.1 In consideration of the license granted by this Agreement, Distributor agrees to pay to Supplier an initial non-refundable fee of $276,300 (two hundred and seventy six thousand, three hundred dollars). Supplier will provide formal acknowledgement on receipt of final stage payment of this fee.


9 DISTRIBUTOR'S PAYMENTS FOR PRODUCT LICENSES

9.1 For all Products, Distributor shall pay to Supplier the percentage of retail price for the Product as presented in the then current Distributor Discount Schedule, which is appended in Schedule A, and which may be varied by mutual agreement from time to time.

9.2 Payment shall be due thirty (30) days from the completion of each calendar quarter, at which time Supplier and Distributor will have furnished to each other sales data for the quarter in question of Products so that appropriate discount bands can be established. A net payment will be made by either Distributor or Supplier depending on the balance of monies owed in respect of sales made in accordance with the discounts described in Schedule A.

9.3 Payments to Supplier or Distributor not made when due shall bear interest, compounded monthly, at a rate of 1% per month or the highest rate then lawful, whichever is lower, from the date the payment was due until it is received by Supplier or Distributor. Arrears in excess of $20,000 that are not paid within ten (10) days of demand shall be grounds for termination of this Agreement at the option of Supplier.

9.4 The Distributor Discount Schedule shall be subject to change at 30 days' notice by mutual agreement.

9.5 Supplier agrees that it will charge Distributor for supported Products, services and all aspects of items related thereto on terms no less favorable than the pricing, performance and delivery schedule Supplier offers to any other distributor for similar products and services including all discounts and rebates and the like.


10 SUPPLIER'S PAYMENT for DISTRIBUTOR'S BUSINESS DEVELOPMENT

10.1 Supplier shall share revenues equally with Distributor in cases that have been negotiated and agreed in advance where Distributor supplies direct introduction to third party business opportunity.


11 GOLD DISKS and GOLDEN DOCUMENTATION

11.1 Supplier shall provide Distributor with a Gold Disk and master copies of appropriate paper documentation for each of the Products currently on Supplier's Retail License Fee List, for the purpose of local reproduction and distribution. The contents of the Gold Disk and any documentation will conform to the technical agreements reached at any given time between authorized representatives of both Supplier and Distributor. Supplier will provide reasonable assistance including the provision of consultancy to assist Distributor in reusing speech support





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code in other products built by the Distributor.


12 OTHER OBLIGATIONS OF DISTRIBUTOR

12.1 Distributor shall use reasonable efforts to promote and market the Products. Distributor shall provide sufficient qualified staff to carry out its obligation to market. Distributor shall pursue any mutually agreeable marketing leads received from Supplier.

12.2 Distributor undertakes that, prior to acceptance of the Products by any Customer, the Customer will execute a Customer Agreement as provided for above.

12.3 For the period from the first technical support call in respect of each Product by a Customer to the sixty (60) day anniversary of the Delivery Date, Distributor shall provide Primary Support to such Customer for such Product, following which date the Software Support Fee will become due ("Fee Support Date").

12.4 Applicable suggested Software Support Fees shall be stated by Supplier in a list made available to Distributor ("Software Support Fees List"), which may change from time to time without prior notice. Supplier's current Software Support Fees List is attached as Schedule B to this Agreement. All fees charged by Distributor to Customer will be solely determined by Distributor.

12.5 If Software Support has been terminated or has lapsed for a Product licensed to a Customer, Distributor may reinstate its right and obligation to provide such Customer with Primary Support if Distributor has paid to Supplier all applicable Software Support fees. Upon reinstatement of Software Support, Distributor will be supplied with the current version of the Product, and Distributor shall arrange for the upgrade of the Product in the Customer's computer system to the current version.

12.6 Distributor assumes sole responsibility for the selection and recommendation of the Products to achieve the desired results and business purposes of Customers.

12.7 Distributor shall identify and promptly inform Supplier of any design or programming errors or omissions in the Products of which it becomes aware. Distributor may suggest features or improvements for the Products or ideas for additional products. Such information and suggestions shall be the property of both parties and any product, modification or improvement that results from such information or suggestions shall be the property of both parties unless otherwise agreed in advance.

12.8 No later than fifteen (15) days after the end of each quarter, Distributor shall deliver to Supplier, and Supplier to Distributor, in a mutually agreed format, a written report of the following information:

   12.8.1 A description of the amount and type of Products newly licensed to Customers during the quarter;

   12.8.2 An identification of each Customer who became entitled to Software Support and each Customer for whom Software Support lapsed or was terminated during the past quarter.

12.9 Distributor shall use reasonable efforts to assist Supplier to enforce the Customer Agreements, provided, however, that Distributor may not initiate litigation or arbitration concerning the Products against any third party, except a proceeding against a Customer to collect unpaid money due, without the prior written consent of Supplier. Distributor shall co-operate fully with Supplier in any action by Supplier in the event of an actual or threatened violation of Supplier's proprietary rights by any person or entity.





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12.10    Distributor shall perform its duties in a manner that will not adversely affect the reputation of Supplier and the Products.


13 NON-COMPETITION

13.1 Distributor agrees that during the term of this Agreement Distributor will not develop, market, or distribute any computer program or software product that is similar in function to or competes with the Products. Supplier agrees that during the term of this Agreement Supplier will not knowingly sell the Product to Xybernaut competitors in the field of voice-activated wearable computers , nor to their resellers.


14 SUPPLIER'S OPTION TO MODIFY OR DISCONTINUE PRODUCTS

14.1 Supplier has the right, at any time, to make such modifications to the Products as it sees fit in the operation, performance, or functionality of the Products.

14.2 Supplier has the right, at any time, to discontinue distribution of any or all Products or versions of Products, to remove Supported Products or versions of Supported Products from Supplier's Supported Products List, or to discontinue support, maintenance, or the provision of new versions, updates, or corrections for any Product or for any version or for any hardware or software platform or operating system. In the event Supplier elects any of the actions indicated in this paragraph Supplier agrees to notify Distributor of such intended action 120 days prior to the time the action will commence. If such a termination of distribution of the Products or of support, maintenance, or the provision of new versions, updates, or corrections materially impairs the value of this Agreement to Distributor, Distributor shall have the option to terminate this Agreement; such option to terminate shall be exercisable within ninety (90) days of notice to Distributor of Supplier's decision to terminate such distribution, and such termination shall take effect ninety (90) days after Distributor's notice of termination is given. If Distributor terminates the Agreement under this provision or any other provision of this agreement or default of any obligation by Supplier, Distributor shall be released and discharged from its obligations under the section entitled Non-Competition.

Supplier shall put source code into an escrow account to be paid for by Distributor, in conformance with the escrow agreement as shown in Schedule F.. This source code will be updated regularly, typically quarterly, and at the time of any of the actions indicated in the preceding paragraph, Distributor shall have the right to use this source code to continue to support and expand the Product, paying Supplier a 5% residual license fee for a period of ten (10) years.


15 SUPPLIER SUPPORT OBLIGATION

15.1 Supplier will use its reasonable efforts to make the Products perform substantially in accordance with the product description set forth in the Documentation that accompanies the Product, as it may exist from time to time. However, Distributor acknowledges that inevitably some errors may exist in the Product, and the presence of such errors shall not be a breach of this provision. Supplier's sole obligation with regard to such errors shall be to correct these errors and provide Secondary Support as stated in this Agreement.

15.2 Supplier will make reasonable consulting services, technical advice, and training available to Distributor. Such services will be provided by phone or at Distributor's offices. Such services will be provided at such times as





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are mutually agreed upon by the parties.  Supplier will make no charge for such services, but Distributor will reimburse reasonable travelling expenses when services are provided at Distributor's offices.

15.3 If, notwithstanding the language of the Customer Agreement, Products with material defects in logic, operation, materials, workmanship or any other significant defects are returned by Customers to Distributor within ninety (90) days of delivery to Customers, Distributor shall make a claim in respect of such Products to Supplier for a refund of the License Fee paid to Supplier and Supplier agrees to pay said claim which shall be Distributor's sole remedy, provided Distributor certifies in writing that it has refunded any license fee or other consideration paid by Customer for the Product, each such Customer has completed a signed statement of the reasons for the return, in a mutually agreed form, and Distributor has forwarded the foregoing certification and signed Customer statement to Supplier.

15.4 If Supplier is unable to cure material and substantial defects or errors in logic in a Product ninety (90) days after Distributor gives notice of such defects or errors, and if Distributor reasonably believes that Supplier is therefore unable to fulfil its obligations to produce and deliver the Product, Distributor may, at its option, terminate this Agreement in accordance with the provisions on termination of this Agreement. If Distributor terminates the Agreement under this provision, Distributor shall be released and discharged from its obligations under the section entitled Non-Competition.

15.5 Supplier recognizes that Distributor may wish from time to time to request that Supplier make programming modifications for the benefit of individual Customers or Customers in general. In such an event, Supplier and Distributor will reach agreement on the applicable terms in respect of such work. Supplier will give reasonable priority to such requests. In the case where Distributor pays for programming modifications and an agreement to this effect is made in advance, said modifications will be the sole property of the Distributor.


16 WARRANTY OF RIGHTS TO THE PRODUCTS; INDEMNIFICATION

16.1 Supplier warrants that the licensing of the Products to Customers for commercial use will not infringe or violate any copyright, patent, trade secret, trademark, or proprietary right existing under the laws of the Territory, provided that Distributor has provided Supplier reasonable notice of its intention to market Products in countries of the Territory outside the United States of America and Canada; this provision does not limit the Supplier's warranty as it applies to the United States of America and Canada.

16.2 To reduce or mitigate damages, Supplier may at its own expense procure the right for Distributor to continue licensing and distributing the Product or replace it with a non-infringing product. If Supplier supplies a non-infringing update or version of the Product, Distributor shall at its option promptly supply the same to its Customers and install the same at its Customer locations. If, in its judgement, Supplier deems that, due to the Claim, it is not in Supplier's interest to continue distributing the Products, Supplier, without breaching this Agreement, may terminate the distribution of any or all of the Products and may direct Distributor to exercise its right under Distributor's Customer Agreements to notify Customers that they should terminate use of the Products. If such a termination of distribution of the Products in the sole judgement of Distributor materially impairs the value of this Agreement, Distributor shall have the option to terminate this Agreement; such option to terminate shall be exercisable immediately upon notice to Distributor of the Supplier's decision to terminate such distribution.



17 DISCLAIMER OF WARRANTY AND LIMITATION OF LIABILITY





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17.1     THE REPRESENTATIONS AND WARRANTIES EXPRESSLY GRANTED IN THIS AGREEMENT
ARE THE SOLE REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE BY SUPPLIER. ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT, ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

17.2 THE REMEDIES SET FORTH IN THIS AGREEMENT SHALL BE DISTRIBUTOR'S SOLEREMEDIES FOR BREACH OF THIS AGREEMENT. SUPPLIER WILL NOT BE LIABLE FOR LOST PROFITS, LOST OPPORTUNITIES, OR INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES.

17.3 UNDER NO CIRCUMSTANCE MAY SUPPLIER'S LIABILITY TO DISTRIBUTOR, UNDER ANY AND ALL PROVISIONS OF THIS AGREEMENT, EXCEED THE SUM OF ALL MONIES PAID TO THE SUPPLIER, AND IN ANY CASE NOT IN EXCESS OF THE SUM OF $300,000.


18 CONFIDENTIALITY

18.1 Each party acknowledges that it will receive Confidential Information from the other party relating to technical, marketing, product, and business affairs. Each party agrees that all Confidential Information of the other party shall be held in strict confidence and shall not be disclosed or used without express written consent of the other party.


19 TERM AND TERMINATION

19.1 This Agreement shall take effect on the Effective Date. Unless sooner terminated in accordance with the provisions of this Agreement, the term of this Agreement shall be three (3) years and shall be renewed successively for additional terms of one (1) year, unless either party, in its sole discretion, gives notice of termination no less than ninety (90) days prior to the expiration of the then-current term; such notice of termination will not be given unreasonably in the circumstances of a mutually beneficial business relationship.

19.2 In the event that either party fails to maintain a satisfactory credit rating or financial condition or if the other party reasonably concludes that, for any reason, either party is or will become unable to discharge its obligations hereunder, the other party may terminate this Agreement upon thirty
(30) days notice. However, neither party will unreasonably terminate this Agreement upon appropriate petition of the other to rectify such circumstances.

19.3 In the event of a filing by or against either party of a petition for relief under the United States Bankruptcy Code or any similar petition under the insolvency laws of any jurisdiction not dismissed in thirty (30) days, or in the event that either party shall make an assignment for the benefit of creditors, permit any attachment on a substantial portion of its assets to remain undissolved for a period of thirty (30) days, or discontinue the business operations relevant to this Agreement, then the other party may immediately terminate this Agreement upon written notice.

19.4 In addition to provisions authorizing termination hereunder, either party shall have the right to terminate this Agreement because of a material breach of the Agreement by the other party that has not been cured forty-five
(45) days after the terminating party has notified the other party of the breach and advised the other party of its intention to terminate the Agreement if the breach remains uncured. In the event of termination of this agreement in accordance with the provisions of paragraphs 19.2 and 19.3 above, Distributor shall have the right to access and





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use the source code that has been placed in escrow, per paragraph 14.2.

19.5 Upon termination of this Agreement, and except as otherwise provided in this Agreement:

   19.5.1 The license granted by this Agreement shall be terminated immediately; The parties shall make no further use of all or any part of the Products or any Confidential Information received from the other party, except that the other party at its option shall either (1) agree that Distributor will license some or all of its then existing inventory of Products to Customers or (2) both parties will agree that a refund from Supplier upon a return of inventory of Products to Supplier will be made (at Distributor's cost and risk for shipping).

   19.5.2 Distributor shall cease any public statement or representation that it is an authorized distributor or that it is in any way involved with Supplier, and shall within a reasonable time cease use of any Trademark, service mark, or trade name of Supplier, except as may otherwise be authorized in writing by Supplier;

   19.5.3 Any support fee or other service or support revenues relating to Products that are accrued or are received by Distributor after termination shall be turned over to, shall be the property of, and may be collected by Supplier or such person or entity as Supplier may designate;

   19.5.4 Both parties shall co-operate fully with each other and perform all acts appropriate to carry out the provisions of this Agreement relating to termination.

19.6 The provisions of this Agreement concerning Confidential Information, Indemnification, and (except as otherwise provided) Non-Competition shall survive the termination of this Agreement, and termination shall not relieve either party of the obligation to pay any amount due to the other.

19.7 It is understood and agreed that no termination of this Agreement, whatever the cause thereof, shall in any way terminate, restrict, limit, or affect in any way the right of any authorized Customer to utilize the Products in accordance with the terms of a Customer Agreement.


20 GENERAL PROVISIONS

20.1 Relationship of Parties. Distributor shall be deemed to have the status of an independent contractor, and nothing in this Agreement shall be deemed to place the parties in the relationship of employer-employee, principal-agent, partners, or joint venturers.

20.2 Entire Agreement. This Agreement, including the Schedules attached to this Agreement, states the entire agreement between the parties on this subject and supersedes all prior negotiations, understandings and agreements between the parties concerning the subject matter. No amendment or modification of this Agreement shall be made except by a writing signed by both parties.

20.3 No Waiver. The failure of either party to exercise any right or the waiver by either party of any breach, shall not prevent a subsequent exercise of such right or be deemed a waiver of any subsequent breach of the same of any other term of the Agreement.

20.4 Notice. Any notice required or permitted to be sent hereunder shall be in writing and shall be sent in a manner requiring a signed receipt, such as Federal Express, courier delivery, or if mailed, registered or certified mail, return receipt requested. Notice is effective upon receipt. Notice to Supplier shall be addressed to Managing Director, Multicosm Ltd, 2 Venture Road, Chilworth, Southampton SO16 7NP, United Kingdom or such other person or address as Supplier may designate. Notice to Distributor shall be addressed to Chief Executive Officer, Xybernaut Corporation, Hyatt Plaza, Suite 550, 12701 Fair Lakes Circle, Fairfax, VA 22033, USA or such other






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                                  CONFIDENTIAL



person or address as Distributor may designate.

20.5 Partial Invalidity. Should any provision of this Agreement be held to be void, invalid, or inoperative, the remaining provisions of this Agreement shall not be affected and shall continue in effect as though such provisions were deleted.

20.6 Force Majeure. Neither party shall be deemed in default of this Agreement to the extent that performance of their obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of materials or supplies, or any other cause beyond the control of such party ("Force Majeure") provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its best efforts to cure the delay. In the event of such Force Majeure, the time for performance or cure shall be extended for a period equal to the duration of the Force Majeure but not in excess of three (3) months.

20.7 Assignment. Supplier may assign this Agreement. This Agreement may not be assigned by Distributor, nor any duty hereunder delegated by Distributor, without the prior written consent of Supplier, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, legal representatives, successors, and permitted assigns.

20.8 Taxes. Distributor shall pay, in addition to the other amounts payable under this Agreement, all sales and use taxes levied or imposed by reason of the transactions under this Agreement. Distributor shall, upon demand, pay to Supplier an amount equal to any such tax(es) actually paid or required to be collected or paid by Supplier.

20.9 Injunctive Relief. The parties hereto recognize that a remedy at law for any breach of the provisions of this Agreement relating to the provision of Confidential Information and other provisions including non-competition and Intellectual Property, will not be adequate for the parties protection. Accordingly both parties shall have the right to obtain, in addition to any other relief and remedies available to it, injunctive relief to enforce relevant provisions of this Agreement

20.10 Governing Law. This Agreement shall be governed and interpreted in accordance with the substantive law of the State of Virginia.

20.11 Exclusive Jurisdiction and Venue. Any legal action brought concerning this Agreement or any dispute hereunder shall be brought only in the courts of the State of Virginia or in the federal courts located in such state. Both parties submit to venue and jurisdiction in these courts.





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                                  CONFIDENTIAL




         *SUPPLIER.                              *DISTRIBUTOR:

         By:    /s/ PETER MCMANUS                By:    /s/ EDWARD NEWMAN

         Name:      PETER MCMANUS                Name:      Edward Newman

         Title:     Director                     Title:     President

         Date:      September 11th 1997          Date:      9/5/97





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